Certificate of Amendment

Entity Information

The name of the filing entity is:

UNIQUE UNDERWRITERS, INC.

State the name of the entity as currently shown in the records of the secretary of state. if the amendment changes the name of the entity, state the old name and not the new name.

The filing entity is a: (Select the appropriate entity type below.)

For-profit Corporation	Professional Corporation
Nonprofit Corporation	Professional Limited Liability Company
Cooperative Association	Professional Association
Limited Liability Company	Limited Partnership

The file number issued to the filing entity by the secretary of state is : 801151234

The date of formation of the entity is: 07/28/2009

Amendments

1. Amended Name

(If the purpose of the certificate of amendment Is to change the name of the entity, use the following statement)

The amendment changes the certificate of formation to change the article or provision that names the filing entity. The article or provision is amended to read as follows:

The name of the filing entity is: (state the new name of the entity below)

The name of the entity must contain an organizational designation or accepted abbreviation of such term, as applicable.

2. Amended Registered Agent/Registered Office

The amendment changes the certificate of formation to change the article or provision stating the name of the registered agent and the registered office address of the filing entity. The article or provision is amended to read as follows:

Registered Agent
(Complete either A or B, but not both. Also complete C.)

A. The registered agent is an organization (cannot be entity named above) by the name of:

OR

B. The registered agent is an individual resident of the state whose name is:

Samuel Wolfe

The person executing this instrument affirms that the person designated as the new registered agent has consented to serve as registered agent.

C. The business address of the registered agent and the registered office address is:

5650 Colleyville Blvd., Colleyville TX 76304

3. Other Added, Altered, or Deleted Provisions

Other changes or additions to the certificate of formation may be made in the space provided below. if the space provided is insufficient, incorporate the additional text by providing an attachment to this form. Please read the instructions to this form for further information nn format.

Text Area (The attached addendum, if any, is incorporated herein by reference.)

Add each of the following provisions to the certificate of formation. The identification or reference of the added provision and the full text are as follows:

Authorized the creation of two classes of Preferred Stock and increase the number of Common Shares to 100,000,000 shares with a Par Value of .001. Class A Preferred stock with a Par Value of $.001 shall hereby be authorized with 10:1 conversion rights and 10:1 voting rights. Class B Preferred shares with a Par Value of $.001 shall hereby be authorized with 1:1 conversion rights and 1:1 voting rights.

Alter each of the following provisions of the certificate of formation. The identification or reference of the altered provision and the full text of the provision as amended are as follows:

To increase the total authorized shares of the Company’s Common Stock to 1,150,000,000 shares at a par value of .001 per share

Resolved, that the following persons have been elected to the officers

President, Chief Executive Officer, Secretary and Director – Samuel Wolfe, 5650 Colleyville Blvd., Colleyville, TX 76034

Chief Operating Officer, Treasurer, Chairman and Director – Ralph Simpson, 5650 Colleyville Blvd., Colleyville, TX 76034

Delete each of the provisions identified below from the certificate of formation.

Statement of Approval

The amendments to the certificate of formation have been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

Effectiveness of Filing (Select either A, B, or C.)

A. This document becomes effective when the document is filed by the secretary of state.

B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:

C. This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is:

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: December 7, 2010

/s/ Samuel Wolfe

Printed or typed name of authorized person (see instructions)